EXHIBIT 10.1

P.O. Box 1387 • Warsaw, Indiana 46581-1387 • (574) 267-6144

April 24, 2006

Mr. Richard E. Lundin

Chairman and C.E.O.

Da-Lite Screen Company, Inc.

3100 N. Detroit St.

Warsaw, IN 46581-0137

Dear Mr. Lundin:

Based on a review of the most recent financial information provided, Lake City Bank is pleased to inform you of our commitment to provide the following unsecured borrowing arrangement:

BORROWER:	Da-Lite Screen Company, Inc.

AMOUNT:	$10,000,000.00

RATE:	The interest rate to apply to this commitment is the National Prime Rate as announced from time to time and adjusted on a same day change basis. (The National Prime Rate today is seven and three quarters (7.75%) percent.)

Accrued interest shall be due and payable on the first day of each month throughout the term of this loan.

Interest shall accrue on the basis of a three hundred-sixty (360) day year and be paid for the actual number of days outstanding. Borrower may pre-pay the outstanding principal of this note, in whole or in part, at any time without premium or penalty of any kind.

TERMS:	A two year revolving line of credit to mature May 2008. Interest payable monthly by automatic draft.

COLLATERAL:	Unsecured.

Da-Lite Screen Company, Inc.

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GUARANTEES:	None

PURPOSE:	Fund working capital needs and other proper corporate purposes.

FEES:	Loan commitment fee of $50,000 will be due upon acceptance of this commitment letter.

OTHER:	1)	This commitment shall be subject to and cross-defaulted with all the terms, conditions, and covenants as set forth in the offering memorandum for the $160,000,000 Da-Lite Screen Company, Inc. senior note financing.

	2)	Annual C. P. A. audited financial statements on Da-Lite Screen Company, Inc. are to be submitted to the Bank within 120 days after the close of each fiscal year-end prepared on a consistent basis. Monthly financial statements are to be submitted within 30 days after the close of each month. Additionally, the Bank does agree to treat all such information as confidential.

	3)	Any other financial information concerning Da-Lite Screen Company, Inc. as may be reasonably requested from time to time will be submitted to Lake City Bank. Additionally, the Bank agrees to treat all such information as confidential.

	4)	Waived

	5)	Adequate insurance covering all risks including fire, theft, and liability will be maintained with a stipulation that coverage will not be cancelled or diminished without a minimum of ten (10) days prior written notice to Lake City Bank.

Accounting terms shall be construed in accordance with GAAP (Generally Accepted Accounting Principles.) In addition, by executing this letter, and closing the loan, you signify there has been, to the date hereof, no material or adverse change in the financial information that you have most recently provided to Lake City Bank.

Da-Lite Screen Company, Inc.

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Notwithstanding the foregoing, a condition precedent to any obligation of the Bank to close or fund the loan, pursuant to this commitment, shall be that Borrower shall have demonstrated to the Bank’s satisfaction that the loan does not present environmental risks or liabilities that are unacceptable to the Bank.

Mr. Lundin, it is our privilege to offer you this commitment and we hope to continue a long and mutually beneficial relationship with you. If you have any questions, please feel free to call me at 574/267-6144, ext. 6103.

Should you find that the above terms and conditions meet with your approval, please sign the enclosed copy of this letter and return it as soon as possible. This commitment is valid when accepted prior to May 15, 2006, and shall terminate if the closing does not occur on or before June 1, 2006.

This commitment shall survive the closing and shall thereafter serve as a letter loan agreement, and together with the loan documents signed at closing and execution of the aforementioned senior note financing documents:

a)	may not be amended except in writing signed by all parties; and

b)	shall be binding upon the parties and their successors and assigns; provided, however, that this commitment and the other loan documents may not be assigned by either party without the prior written consent of the other party.

Sincerely,

/s/ Clinton R. Pletcher
Clinton R. Pletcher Senior Vice President

CRP:kjk

Agreed and accepted this 24 day of April, 2006.

Da-Lite Screen Company, Inc.

By:	/s/ Richard E. Lundin
ITS:	CEO